Exhibit 99.1

Senomyx, Inc. Adopts Stockholder Rights Plan

LA JOLLA, CA, February 15, 2005 – Senomyx, Inc. (NASDAQ: SNMX) announced the adoption of a Stockholder Rights Plan (the “Rights Plan”).  The Rights Plan is designed to enable all Senomyx stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Senomyx.  The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.  All stockholders of record as of February 21, 2005 will receive rights to purchase shares of a new series of Preferred Stock, the exercise of which is contingent upon certain events.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date.  The rights will be exercisable only if a person or group acquires 15% or more of the Senomyx Common Stock or announces a tender offer for 15% or more of the Common Stock.  If a person acquires 15% or more of the Senomyx Common Stock, all rightsholders except the buyer will be entitled to acquire Senomyx Common Stock at a discount.  Current Senomyx stockholders who own 15% or more of the outstanding Senomyx Common Stock will be exempt from the Rights Plan so long as such holders do not acquire any additional shares of Senomyx Common Stock.  The effect of the Rights Plan will be to discourage acquisitions of more than 15% of the Senomyx Common Stock without negotiations with the Board.

The rights will trade with the Senomyx Common Stock, unless and until they are separated upon the occurrence of certain future events.  The rights distribution is not taxable to the stockholders.  Senomyx’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered.  Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About Senomyx

Senomyx is a biotechnology company using proprietary taste receptor-based assays, screening technologies, and optimization chemistry to discover and develop novel flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavor enhancers and taste modulators in four taste areas: savory, sweet, salt and bitter.  Senomyx has entered into product discovery and development collaborations with four of the world’s leading packaged food and beverage companies: Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.